Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele Senior VP - Corporate Affairs 704-557-4551
Investor Contact:	James E. Harris
Senior VP – Shared Services & CFO
704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
May 5, 2015	Quoted: The NASDAQ Stock Market (Global Select Market)

Coca-Cola Bottling Co. Consolidated Reports

First Quarter 2015 Results

CHARLOTTE, NC -- Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $2.2 million, or basic net income per share of $0.24, on net sales of $453.3 million for the first quarter of 2015, compared to net income of $2.4 million, or basic net income per share of $0.26, on net sales of $388.6 million for the first quarter of fiscal 2014.

The first quarter of 2015 results included:

●	$53.3 million in net sales and $1.8 million of after-tax operating income ($2.9 million on a pre-tax basis) related to distribution territories acquired during 2014 and 2015,
●

$3.1 million of after-tax expense ($5.1 million on a pre-tax basis) due to fair value adjustments to acquisition-related contingent consideration for distribution territories acquired during 2014 and 2015,

●	$1.8 million of after-tax expenses ($3.0 million on a pre-tax basis) related to acquiring and transitioning new distribution territories, and
●	$0.3 million of after-tax income due to other adjustments, including fair value adjustments on commodity hedges and certain tax changes.

The first quarter of 2014 results included:

●	$1.2 million of after-tax expenses ($2.0 million on a pre-tax basis) related to franchise territory expansion,
●	$0.3 million of after-tax income due to other adjustments, including fair value adjustments on commodity hedges and certain tax changes.

On a comparable basis, the Company earned $5.1 million in the first quarter of fiscal 2015, or comparable basic net income per share of $0.55, versus $3.3 million in the first quarter of fiscal 2014, or comparable basic net income per share of $0.36. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the first quarters of fiscal 2015 and 2014:

	First Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2015	2014	2015	2014

Reported net income (GAAP)	$2,224	$2,449	$0.24	$0.26

Acquired territory operating income, net of tax	(1,758)	-	(0.19)	-
Fair value adjustment of acquisition-related contingent consideration, net of tax	3,125	-	0.34	-
Expenses related to franchise territory expansion, net of tax	1,839	1,226	0.20	0.13
Other changes	(325)	(331)	(0.04)	(0.03)

Total	2,881	895	0.31	0.10

Comparable net income (a)	$5,105	$3,344	$0.55	$0.36

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends on a comparable basis for the first quarters of 2015 and 2014. Management uses this information to review results after excluding items that are not necessarily indicative of ongoing results.

Frank Harrison, Chairman and CEO, said, “With a busy first quarter behind us, Coke Consolidated is off to a great start to the year. We are pleased with the manner in which we have integrated the new territories and our first quarter results are representative of the great work our employees have done in executing our strategic plans. In addition to territory in Johnson City, Morristown and Knoxville, Tennessee which we transitioned in 2014, we successfully transitioned the operations in Cleveland and Cookeville, Tennessee; Evansville, Indiana; and Louisville, Kentucky in the first quarter of 2015. With the recent transitions of territory in Lexington, Pikeville and Paducah, Kentucky on May 1, 2015, we are very excited to see the continued growth of our Company and the dedication of our employees to leave a lasting legacy is truly inspirational.”

Hank Flint, President and COO, added, “Our first quarter of 2015 showed a continuation of the great work our employees have done to capitalize on the investments we have made in strategic capabilities over the past several quarters and our execution of go-to-market plans. Our total revenues on a comparable basis, which excludes new distribution territory acquired in 2014 and 2015, grew by 2.9%. This revenue growth was driven by favorable product mix and overall pricing, and, coupled with a favorable cost of goods environment, our comparable gross margin grew approximately 5%. The early results from our acquired territories show we are experiencing good performance and we look forward to fully integrating these new territories in 2015. It has been especially rewarding to see our comparable results improve while we have expanded our company’s reach, which is a tribute to the hard work and focus of all of our employees.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. The words “believe,” “expect,” “project,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; higher than anticipated expenses associated with acquiring and transitioning new distribution territories; our inability to meet requirements under existing and future beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 28, 2014 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	First Quarter

	2015	2014

Net sales	$453,253	$388,582
Cost of sales	268,880	232,249

Gross margin	184,373	156,333
Selling, delivery and administrative expenses	167,471	144,217

Income from operations	16,902	12,116
Interest expense, net	7,347	7,223
Other income (expense)	(5,089)	-

Income before income taxes	4,466	4,893
Income taxes	1,513	1,792

Net income	2,953	3,101
Less: Net income attributable to noncontrolling interest	729	652

Net income attributable to Coca-Cola Bottling Co. Consolidated	$2,224	$2,449

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.24	$0.26

Weighted average number of Common Stock shares outstanding	7,141	7,141

Class B Common Stock	$0.24	$0.26

Weighted average number of Class B Common Stock shares outstanding	2,136	2,115

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.24	$0.26

Weighted average number of Common Stock shares outstanding – assuming dilution	9,317	9,296

Class B Common Stock	$0.23	$0.26

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,176	2,155